Exhibit 10.30 (2)
PULSE ELECTRONICS CORPORATION

2012 Omnibus Incentive Compensation Plan

Restricted Stock Units Award Certificate – Non-Employee Director

This Restricted Stock Units Award Certificate (the “Award Certificate”) memorializes the grant on _______________, 20__ (the “Grant Date”) by PULSE ELECTRONICS CORPORATION (the "Company") to _____________ ("Director") of the number of Restricted Stock Units (the "Units") indicated below under the Company’s 2012 Omnibus Incentive Compensation Plan (the “Plan”), including rights to Dividend Equivalents thereon.

Number of Units Granted:	______ Units
Vesting Date:	The date immediately preceding the Company’s next regular annual shareholder’s meeting

ARTICLE I.General.  The Units are granted to Director under the Company's 2012 Omnibus Incentive Compensation Plan  (the "Plan").  All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein.  Capitalized terms used in this Award Certificate but not defined herein shall have the same meanings as in the Plan.  If there is any conflict between the provisions of this document and mandatory provisions of the Plan, the provisions of the Plan govern.  By accepting the grant of the Units, Director agrees to be bound by all of the terms and provisions of the Plan, the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Board of Directors  made from time to time.

ARTICLE II.Account for Director.  The Company shall maintain a bookkeeping account for Director (the "Account") reflecting the number of Units then credited to Director hereunder as a result of such grant of Units and any crediting of additional Units to Director pursuant to payments equivalent to dividends paid on Common Stock under Section 6 hereof ("Dividend Equivalents").

ARTICLE III.Nontransferability.  Director may not transfer Units or any rights hereunder to any third party other than by will or the laws of descent and distribution, except for transfers to a Beneficiary or as otherwise permitted and subject to the conditions under Section 5.4 of the Plan.

ARTICLE IV.Vesting and Forfeiture.  The Units will immediately vest on the earlier of (i) the Vesting Date indicated above or (ii) the date immediately preceding the date on which a Change of Control (as defined below) occurs if Director remains a member of the Board through the date on which the Units vest.  If Director ceases to be a member of the Board prior to the date the Units vest, Director will immediately forfeit the Units.

ARTICLE V. Change of Control.  For purposes of this Award Certificate, a “Change of Control” means either:

Section 5.01  the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(a)
any person (or group of persons acting together) becomes the owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities other than by virtue of a merger, consolidation or similar transaction.  Notwithstanding the foregoing, a Change in Control under this clause (i) shall not be deemed to occur as a result of any redemption, repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding;

(b)
any person (or group of persons acting together) acquires (or has acquired within any 12-month period ending on the date of the most recent acquisition by such person or group) ownership, directly or indirectly, of securities of the Company representing more than 30% of the combined voting power of the Company’s then outstanding voting securities other than by virtue of a merger, consolidation or similar transaction;

(c)
the consummation of a merger, consolidation or similar transaction involving (directly or indirectly) the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of any direct or indirect parent of the surviving entity in such merger, consolidation or similar transaction; or

(d)
the acquisition by a person (or a group of persons acting together) during the 12-month period ending on the date of the most recent acquisition by such person or group of assets from the Company that have a total gross fair market value equal to or exceeding 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions; or

Section 5.02  the replacement of a majority of the members of the Board during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of appointment or election.

Notwithstanding the foregoing, no transaction or series of related transactions shall constitute a Change of Control of the Company unless such transaction or series of related transactions qualify as a change in ownership of the Company, a change in effective control of the Company or a change in ownership of a substantial portion of the Company’s assets as each of these terms are defined in Treasury Regulation Section 1.409A-3(i)(5).  [NTD: Should the definition of Change of Control be modified to exclude the acquisition any additional stock by the Oaktree investment funds?]

ARTICLE VI.Dividend Equivalents.  If the Company declares and pays a cash dividend on Common Stock, then additional Units will be credited to Director's Account as a dividend equivalent equal to the number of Units credited to the Account hereunder as of the relevant record date multiplied by the amount of cash paid per share of Common Stock in such dividend divided by the closing price of a share of Common Stock at the payment date for such dividend (rounded to the nearest whole share).  Dividend Equivalents credited with respect to any Units granted herein will be subject to the same vesting conditions that apply to the Units credited herein.

ARTICLE VII.Adjustments.  The number of Units credited to Director's Account shall be appropriately adjusted, in order to prevent dilution or enlargement of Director's rights with respect to the Units credited to his Account to reflect any changes in the number of outstanding shares of Common Stock resulting from any event referred to in Section 4.2(a) of the Plan.  Any such adjustment shall be made in accordance with Section 4.2(a) of the Plan.

ARTICLE VIII.Settlement.  Units granted hereunder shall be settled in Shares that will be delivered on the date such Units vests, unless the Director makes a timely election to defer the settlement of such Units in accordance with the terms of the Plan and the Directors Compensation Policy adopted thereunder.

ARTICLE IX.Miscellaneous.

Section 9.01  Binding Agreement; Written Amendments.  This Award Certificate shall be binding upon the heirs, executors, administrators and successors of the parties.  This Award Certificate constitutes the entire agreement between the parties with respect to the Units, and supersedes any prior agreements or documents with respect to the Units.  No amendment or alteration of this Award Certificate which may impose any additional obligation upon the Company shall be valid unless expressed in a written instrument duly executed in the name of the Company, and no amendment, alteration, suspension or termination of this Award Certificate which may materially impair the rights of Director with respect to the Units shall be valid unless expressed in a written instrument executed by Director.

Section 9.02  No Promise of Service.  The Units and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Director has a right to continue as a Director of the Company for any period of time, or at any particular rate of compensation.

Section 9.03  Governing Law.  The validity, construction, and effect of this Agreement shall be determined in accordance with the laws (including those governing contracts) of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of laws, and applicable federal law.

Section 9.04  Statements.  An individual statement of each Director's Account will be issued to Director at such times as may be determined by the Company.  Such a statement shall reflect the number of Units credited to Director's Account, transactions therein during the period covered by the statement, and other information deemed relevant by the Company.  Such a statement may be combined with or include information regarding other plans and compensatory arrangements.  Any statement containing an error shall not represent a binding obligation of the Company to the extent of such error.

Section 9.05  Unfunded Obligations.  The grant of the Units and any provision for distribution in settlement of Director's Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Director any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for Director.  With respect to Director's entitlement to any distribution hereunder, Director shall be a general creditor of the Company.

Section 9.06  Shareholder Rights.  Director and any Beneficiary shall not have any rights with respect to Shares (including voting rights) covered by this Agreement prior to the settlement and distribution of the Shares as specified herein.

IN WITNESS WHEREOF, PULSE ELECTRONICS CORPORATION has caused this Award Certificate to be executed by its officer thereunto duly authorized.

PULSE ELECTRONICS CORPORATION

By:
Ralph E. Faison, President & CEO